JOSEPHLOPEZ LLP
Advocates & Solicitors

6 Shenton Way #07-11
OUE Downtown 2
Singapore 068809
Tel: (65) 6339 4040 (Main)
Email: mail@joseph-lopez.com

Your Ref	: To be advised	Page(s)	: 6
Our Ref	: 202370963.JL.KY.PC.eh	Writer's (DID)	: 6233 7777 / 6233 7772 / 6233 7773 6233 7775
Date	: 27 August 2024	Writer's Email	: jl@joseph-lopez.com / kyle.yew@joseph-lopez.com / pearline.chia@joseph-lopez.com / yenting.kong@joseph-lopez.com

GENIUS GROUP LIMITED
8 Amoy Street #01-01
Singapore 049950

BY EMAIL ONLY
roger@geniusgroup.net /
gaurav@geniusgroup.net

Attention: Board of Directors of Genius Group Limited

Dear Sirs,

GENIUS GROUP LIMITED (THE "COMPANY") – REGISTRATION STATEMENT ON FORM F-1

1. We have acted as Singapore legal counsel to the Company in connection with the preparation of the Company's Registration Statement on Form F-1 (the "**Registration Statement**") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "**Securities Act**"). The Registration Statement has been filed to register the sale of the following (in view of the 1-for-10 reverse split of common stock of the Company that was effected on 16 August 2024):

   a. Up to 864,500 ordinary shares issuable pursuant to the exercise of the Ordinary Share Purchase Warrant between the Company and Alto Opportunity Master Fund SPC dated 29 April 2024;

   b. Up to 600,000 ordinary shares issuable pursuant to the exercise of the Ordinary Share Purchase Warrant between the Company and Alto Opportunity Master Fund SPC dated 17 May 2024;

   c. Up to 122,187 ordinary shares issuable pursuant to the exercise of the Series 2024-D Ordinary Share Purchase Warrant between the Company and Alto Opportunity Master Fund SPC dated 22 May 2024;

d. Up to 857,143 ordinary shares issuable pursuant to the exercise of the Series 2024-D Ordinary Share Purchase Warrant between the Company and Armistice Capital Master Fund Ltd dated 22 May 2024;

e. Up to 115,714 ordinary shares issuable pursuant to the exercise of the Series 2024-D Ordinary Share Purchase Warrant between the Company and Lind Global Fund II LP dated 22 May 2024;

f. Up to 122,187 ordinary shares issuable pursuant to the exercise of the Series 2024-E Ordinary Share Purchase Warrant between the Company and Alto Opportunity Master Fund SPC dated 22 May 2024;

g. Up to 857,143 ordinary shares issuable pursuant to the exercise of the Series 2024-E Ordinary Share Purchase Warrant between the Company and Armistice Capital Master Fund Ltd dated 22 May 2024; and

h. Up to 115,714 ordinary shares issuable pursuant to the exercise of the Series 2024-E Ordinary Share Purchase Warrant between the Company and Lind Global Fund II LP dated 22 May 2024.

2. We have taken instructions solely from the Company. This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

3. For the purpose of rendering this opinion, we have examined copies of the following documents/instructions that were provided to us by way of emails from the Company between 28 May 2024 to 7 June 2024, 26 to 27 August 2024, and/or obtained via searches against the electronic records of the Accounting and Corporate Regulatory of Singapore ("**ACRA**")):

a. The draft Registration Statement;

b. The Constitution of the Company;

c. The Company's business profile information with ACRA dated 27 August 2024, confirming that the Company is a public company limited by shares;

d. The Constitution of the Company;

e. The Notice of Annual General Meeting ("**AGM**") dated 19 June 2023 (the "**Notice of AGM**") containing, among other things, a proposed resolution for the Company's shareholders (the "**Shareholders**") to approve, among other things, issuances of shares and instruments;

f. The minutes of AGM dated 12 July 2023 evidencing that the aforesaid shareholders' resolutions for the issuance of shares and instruments have been duly passed ("**Jul 2023 Shareholders' Resolutions**");

g. The resolutions in writing of the board of directors of the Company dated 26 April 2024 and 9 May 2024, for the Company to take the relevant steps in respect of the matters in paragraph 1 above (collectively referred to as the "**Apr and May 2024 Board Resolutions**");

h. The Notice of Extraordinary General Meeting ("**EGM**") dated 25 January 2023containing, among other things, a proposed resolution for the Shareholders to approve, among other things, the consolidation of the Company's existing ordinary shares by consolidating every ten (10) existing Ordinary Shares into one (1) Consolidated Share on the Share Consolidation Record Date to be determined by the Directors ("**Shares Consolidation**");

i. The minutes of EGM dated 16 February 2023 evidencing that the Shareholders' resolutions for the Shares Consolidation have been duly passed ("**Feb 2023 Shareholders' Resolutions**");

j. The resolutions in writing of the board of directors of the Company dated 5 August 2024, for the Company to take the relevant steps to effect the Shares Consolidation ("**Aug 2024 Board Resolutions**");

k. The Map of Reverse Split dated 16 August 2024, reflecting the execution of the Shares Consolidation; and

l. Such other documents as we have considered necessary or desirable in order that we may render this opinion.

4. Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraph 2 of this legal opinion.

5. We have assumed:

a. The correctness of all facts stated in all documents provided to us;

b. The genuineness of all signatures and seals on all documents and the completeness, and the conformity to original documents, of all copies provided to us;

c. That copies of each of the resolutions mentioned in paragraph 3 above (collectively referred to as the "**Resolutions**") submitted to us for examination are true, complete and up-to-date copies and have not been modified, supplemented or superseded;

d. That the Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Resolutions;

e. That the appointment of any corporate representatives in relation to the Shareholders' approval obtained under the Feb 2023 Shareholders' Resolutions and Jul 2023 Shareholders' Resolutions had been validly authorised;

f. That the issuance and/or sale of ordinary shares referred to in this letter have been or will be validly made in accordance with the terms of the various share purchase warrants referred to in this letter ("**Share Purchase Warrants**");

g. That the Company was converted into a public company on 31 July 2019 in accordance and in compliance with Section 31(2) of the Companies Act 1967 of Singapore;

h. That the information disclosed by the searches on the Company against the electronic records of ACRA is true and complete, such information has not since then been materially altered, and the aforesaid searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the searches;

i. That where a document has been submitted to us in draft form, it will be executed in the form of that draft;

j. The number of ordinary shares to be issued are consistent and in accordance with the commercial intent and in compliance with the provisions of the Share Purchase Warrants and the Resolutions;

k. The Share Purchase Warrants have been validly adopted by the Company;

l. The board of directors of the Company or, as the case may be, such person(s) as authorised by the board of directors of the Company shall, before the allotment, issuance and delivery of the relevant shares and the Share Purchase Warrants (collectively referred to as "**Registered Securities**"), resolve to approve the allotment, issuance and delivery of such Registered Securities in accordance with the provisions of the Share Purchase Warrants and any constitutive documents thereto; and

m. The Registered Securities will be issued either (i) pursuant to the Shareholders' Resolutions obtained at the AGM before the conclusion of the next AGM of the Company subsequent to the date of this letter or the date by which the next AGM of the Company subsequent to the date of this letter is required by law to be held, whichever is the earlier (the "**Shareholders' Resolutions Expiration Date**"); or (ii) in the event that the Registered Securities are issued after the Shareholders' Resolutions Expiration Date, pursuant to a further approval of the Shareholders validly obtained pursuant to Section 161 of the Companies Act 1967 of Singapore.

6. Based upon and subject to the foregoing, and subject to any matters or documents not disclosed to us, we are of the opinion that the Registered Securities to be issued by the Company pursuant to the Shareholders' Resolutions obtained at the AGM referred to in Paragraph 5(m) above and, in

the event that the Registered Securities are to be issued after the Shareholders' Resolutions Expiration Date, assuming that a further approval of the Shareholders is validly obtained pursuant to Section 161 of the Companies Act 1967 of Singapore, will be duly authorised by the Company for allotment, issuance and delivery thereof by the Company and, when allotted, issued and delivered by the Company in accordance with and in compliance with the provisions of the Share Purchase Warrants and any constitutive documents thereto, the Registered Securities will be validly issued, fully paid and non-assessable.

7. For the purposes of this opinion, we have assumed that the term "non-assessable" in relation to the Registered Securities offered means under Singapore law that holders of such securities, having fully paid up all amounts due on such shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such securities.

8. This opinion relates only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than the Republic of Singapore.

9. We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the filing of the Registration Statement, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts. As the primary purpose of our professional engagement was not to establish or confirm factual matters or financial, accounting or statistical matters and because of the wholly or partially non-legal character of many of the statements in the Registration Statement, we express no opinion or belief on and do not assume any responsibility for the accuracy, completeness or fairness of any of the statements contained in the Registration Statement and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements. Without limiting the foregoing, we express no opinion or belief and assume no responsibility for, and have not independently verified the accuracy, completeness or fairness of any financial statements and schedules and other financial and statistical data included or incorporated in the Registration Statement and we have not examined the accounting, financial or statistical records from which such financial statements, schedules and data are derived.

10. Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the filing of the Registration Statement or otherwise including, but without limitation, any other document signed in connection with the same. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to all references to us, if any, in the Registration Statement, and any amendments thereto. In giving such consent, we do not hereby admit that we

are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable federal securities laws in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

11. This opinion is given based on the laws of the Republic of Singapore in force as at the date of this opinion and we undertake no responsibility to notify you of any change in the laws of the Republic of Singapore after the date of this opinion.

Yours faithfully,

……………………………………………

Joseph Lopez / Kyle Yew / Pearline Chia / Kong Yen Ting
JOSEPH LOPEZ LLP